Exhibit 10.1

November 5, 2025

Lindsay Sorhondo

c/o KinderCare Learning Companies, Inc. 5005 Meadows Road

Lake Oswego, Oregon 97035 Dear Lindsay,

Congratulations! On behalf of KinderCare Learning Companies, Inc. (the “Company” or “KinderCare”), I’m so pleased to inform you of your promotion to the position of Executive Vice President and Chief Operating Officer. Your promotion will be effective November 11, 2025, at which point your employment will be subject to the terms and conditions set forth in this letter and governed by KinderCare’s Code of Business Conduct and Ethics and the policies of the Company, as may be amended from time to time.

As Executive Vice President and Chief Operating Officer, you will work full time and perform your duties honestly, diligently, in good faith, and in the best interests of KinderCare. You also will use your best efforts to promote the interests of KinderCare. You will report to our Chief Executive Officer.

This letter highlights the basic components of your compensation and benefits. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation, equity, and benefits, as our offerings change periodically.

Base Salary and Short-Term Incentive Increases

Effective November 9, 2025, your annual base salary will be increased from $400,000 to $450,000, less applicable deductions and withholdings. Your new base pay will be reflected in your paycheck on November 28, 2025.

You are currently a participant in our cash-based short-term incentive compensation program for 2025 (the “2025 STIP”). Effective November 9, 2025, your target percentage under the 2025 STIP will be increased from 45% to 55%. The calculation of your bonus under the 2025 STIP will be based on the achievement of the performance measures as determined by the Compensation Committee, pro-rated based on the number of days in the fiscal year to reflect both your change in base salary and change in 2025 STIP target percentage. The other terms of the 2025 STIP will remain unchanged. All incentive-based compensation received by you is subject to recoupment under our Policy For Recoupment of Incentive Compensation as in effect from time- to-time (the “Recoupment Policy”).

Future Compensation Changes

Your compensation and benefits will be established by the Compensation Committee and/or the Board of Directors and are typically reviewed annually.

We have two currently outstanding cash long-term incentive (LTI) plans, which are the 2023-2025 Long Term Incentive Plan and the 2024-2026 Long Term Incentive Plan. The terms of these two cash LTI plans remain unchanged and you will continue to participate in these two cash LTI plans on the same basis as prior to your promotion, except that the Recoupment Policy will apply to any incentive compensation received by you.

Based on your role of Executive Vice President and Chief Operating Officer, you will be eligible for future equity awards under our equity LTI program in lieu of future participation in our cash LTI plan. These equity awards are granted under our 2022 Incentive Award Plan (“Incentive Award Plan”) and are currently a mix of restricted stock units and stock options. For the equity LTI awards in 2026, it is expected that your target LTI award value will be increased from the current $525,000 to $650,000. All awards under the Incentive Award Plan are at the discretion of and subject to approval by the Compensation Committee, as well as subject to the terms and conditions of the Incentive Award Plan and the applicable award agreements.

Other Benefits

While we hope that you will continue to have a long, successful and rewarding career with KinderCare, this offer is for “at will” employment, meaning that either you or KinderCare may terminate your employment at any time and for any reason, subject to any benefits to which you may be entitled as a participant in our Change in Control Severance Plan (the “CIC Plan”) and our Policy For Providing Severance Payments to Executives (the “Policy”). For the avoidance of doubt, as Executive Vice President and Chief Operating Officer (a) your “CIC Severance Multiplier” and “Severance Period” under the CIC Plan continues to be 18 months and 1.5, respectively, and (b) your “Severance Multiplier” under the Policy continues to be 1.0x.

You will continue to be eligible to participate in all of KinderCare’s benefit plans for similarly-situated employees. Unless otherwise specified in this letter, your eligibility for any benefits will be in accordance with KinderCare’s then-current plans, policies, and programs for similarly-situated employees.

Lindsay, we are excited to have you assume the position of Executive Vice President and Chief Operating Officer. Thank you for your continued dedication to creating the very best experience for our families, children and each other. Please indicate your acceptance of this offer by countersigning this letter and returning the original to me. As always, please contact me if you have questions.

Very Truly Yours,

KinderCare Learning Companies, Inc.

Paul Thompson

Chief Executive Officer

Accepted and agreed:

Lindsay Sorhondo